WEL0353000

GAS PURCHASE CONTRACT

Between CONTINENTAL RESOURCES, INC. as Seller
And DCP MIDSTREAM, LP as Buyer

Dated December 1, 2011

INDEX

EXHIBIT A
GENERAL TERMS AND CONDITIONS

EXHIBIT B COMMITTED WELLS

GAS PURCHASE CONTRACT

This Contract is entered as of December 1, 2011, between **CONTINENTAL RESOURCES, INC.** ("Seller") and **DCP MIDSTREAM, LP** ("Buyer").

In consideration of the mutual covenants contained herein, the parties agree as follows:

1. COMMITMENT. Seller commits to this Contract and will sell and deliver and Buyer will purchase and receive all gas produced from the Wells owned or controlled by Seller and further described in Exhibit B ("Seller's Wells"). Definitions and General Terms and Conditions included in this Contract are attached as Exhibit A. All Exhibits referenced herein are attached and incorporated by reference.

2. DELIVERY POINT. Delivery Point(s) for Gas to be delivered by Seller to Buyer from Seller's Wells "Delivery Point(s)" will be at the inlets of Buyer's Facilities at a mutually agreeable site located at or near Seller's Wells. Title to the Gas and all its components shall pass to and vest in Buyer at the Delivery Point(s) without regard to the purposes for which Buyer may later use or sell the gas or its components.

3. DELIVERY PRESSURE.

(a) Seller will deliver the gas at the Delivery Point at a pressure sufficient to enable it to enter Buyer's Facilities against the working pressure at reasonably uniform rates of delivery, not to exceed the maximum allowable operating pressure established by Buyer or pressures that prevent others from producing ratably. Buyer in its discretion may require that Seller install and operate a pressure relief or reduction device upstream of any Delivery Point set at the pressure designated by Buyer to limit the pressure at which Seller delivers gas, when, in Buyer's sole opinion, Buyer determines that Seller's deliveries may interfere with ratable deliveries from others, or that Seller's deliveries may adversely affect the safe operation of Buyer's Facilities.

(b) If Buyer's average monthly operating pressure at the Delivery Point(s) exceeds 75 Psig, and Seller installs and operates compression at or near the Wells to optimize delivery of gas volumes, Buyer will credit Seller in any monthly accounting period an amount equal to one half (1/2) of Seller's cost to rent such compression for each Well at which such compression is installed and operated during such monthly accounting period, not to exceed $1,375.00 per month per Well. Seller shall provide Buyer with adequate supporting documentation for any rental compression costs prior to the close of the monthly accounting period. If Seller's rental costs exceed $2,750.00 for any Well, Seller shall provide justification for the higher costs and Buyer shall determine the share of such costs to be borne by Buyer, if any, in Buyer's sole discretion, provided that Buyer shall credit Seller with no less than $1,375.00 for

any such Well where rental compression is installed and operated as described herein. If Seller provides compression at the Wells that is Seller-owned, then Buyer shall credit Seller in any monthly accounting period the amount of one thousand two hundred and fifty dollars ($1,250) for each Well at which such Seller-owned compression is installed and operated as described in this subsection during such accounting period. With respect to the operation of compression that is Seller-owned, operation of such compression shall mean continuous or intermittent operation with a material impact on gas volumes produced.

(c) If, in any month, Buyer's average monthly pressure at the Delivery Point(s) is less than or equal to 75 Psig, Seller shall pay Buyer an fee equal to $0.10 per MMBtu of Seller's gas delivered at such Delivery Point(s) in such month.

4. **QUANTITY.** (a) Seller shall deliver and Buyer shall purchase and take Seller's gas subject to the operating conditions and capacity of Buyer's Facilities and resale markets. Although there is no specific purchase quantity, Buyer shall use commercially reasonable efforts to market Seller's gas for resale and operate Buyer's Facilities in an effort to maintain consistent takes of all available quantities of Seller's gas. If Buyer takes less than the full quantities available, Buyer will use commercially reasonable efforts to purchase gas from the lands covered by this Contract ratably with its purchases of similar gas in each common gathering system or area within its capabilities using existing facilities, in compliance with Buyer's existing contracts and with applicable laws and regulations, including ratable purchases from Buyer's Affiliates. If, in any month, Seller's average monthly volumes at a Delivery Point are less than 10 Mcf per day, Buyer shall be entitled to deduct from any payment to Seller for such month a fee of $250.00 for each such Delivery Point (the "Low-Volume Fee").

(b) Seller may dispose of any gas not taken by Buyer for any reason, including events of force majeure, subject to Buyer's right to resume purchases at any subsequent time. If Buyer does not take gas for 15 consecutive Days and Seller secures a different temporary market, Buyer may resume purchases only upon 15 Days' advance written notice as of the beginning of a month unless otherwise agreed.

(c) Seller will use commercially reasonable efforts to deliver gas meeting the quality requirements set forth in this Contract and to avoid delivery of Inferior Liquids. If the gas at any Delivery Point becomes insufficient in quality, or pressure, Buyer may cease gas takes from the Delivery Point as long as the condition exists. If Buyer ceases taking gas under this Section for 30 consecutive Days for reasons other than quality or Force Majeure, Seller may terminate this Contract with respect to the affected Delivery Point upon 30 Days' advance written notice to Buyer; provided that

during the notice period Buyer may resume consistent takes and purchases, and thereby avoid Contract termination under Seller's notice.

5. MINIMUM VOLUME COMMITMENT OF SELLER As consideration for Buyer's construction of the connecting line to Seller's Wells at Buyer's sole cost and expense, Seller commits to produce and deliver to Buyer an aggregate minimum of 500,000 MCF of gas from Seller's Wells during the period beginning with the date of first delivery and ending ten (10) years from the date of first delivery (the "Minimum Volume Commitment"). If Seller fails to meet its Minimum Volume Commitment as set forth herein, Seller shall make a payment to Buyer, which payment shall be calculated by multiplying one dollar and fifty cents ($1.50) by the difference between the Minimum Volume Commitment and the actual volumes delivered from Seller's Wells during such ten-year period. If Buyer does not accept gas from Seller's Wells during such ten-year period for reasons other than quality or force majeure, then the total number of days on which Buyer does not accept Seller's gas for reasons other than quality or Force Majeure shall be added to the ten-year period in which Seller's Minimum Volume Commitment must be achieved.

Buyer will invoice Seller for any amount calculated to be due from Seller based on this calculation and Seller shall pay such amount within 30 days of the receipt of such invoice.

6. PRICE.

6.1 Consideration. As full consideration for the gas and all its components delivered to Buyer each month, for the period starting on the date of first delivery into Buyer's Facilities from Seller's Wells, Buyer shall pay Seller **100 %** of the net Residue Gas Resale Proceeds determined under Section 6.2 for Residue Gas allocated to Seller as determined under Section 6.4(a), and **100%** of the net NGL Value under Section 6.3 for the NGLs allocated to Seller as determined under Section 6.4(b), less Buyer's gathering and processing fees, which fees shall equal 17% of such net Residue Gas Resale Proceeds and 17% of such net NGL Value. Any compression reimbursements provided for in Section 3(b) shall be credited to Seller starting on the month of first deliveries. No separate payment or value calculation is to be made under this Contract for helium, sulfur, CO_2, other non-hydrocarbons, or for Inferior Liquids; provided that if Buyer extracts and sells non-hydrocarbons , Buyer shall pay Seller 100% of the net resale proceeds, less gathering and processing fees, which shall equal 17% of such non-hydrocarbon resale proceeds, where "net" shall mean actual resale proceeds less deductions for costs, fees, taxes and adjustments, incurred by Buyer.

6.2 Residue Gas Resale Proceeds. (a) The Residue Gas value will be the weighted average of the prices per MMBtu received by Buyer f.o.b. Buyer's Facilities for Residue Gas sold during the month. Buyer will establish in good faith the particular resales and sites where resales are made for purposes of weighted average resale price calculations. The prices received f.o.b. Buyer's Facilities shall be the amounts per MMBtu actually received by Buyer, including any allowances, adjustments, and payments received by Buyer attributable to the gathering and resale of gas sold from Buyer's Facilities, and any

reimbursement for severance or similar taxes on production. However, all costs, adjustments, and charges incurred by Buyer or its Affiliates for and value added by handling, transportation, storage, and resale of gas downstream from Buyer's Facilities will be deducted or excluded from resale prices, including, without limitation, transportation or storage fees, fuel charges, sales and excise taxes levied on Buyer's resales.

(b) Buyer shall have the right in its sole discretion to negotiate and renegotiate gas sales contracts from time to time as market conditions change. Buyer shall not be obligated to make payment to Seller based on any price that Buyer does not receive or retain for any reason. If Buyer makes payment to Seller based on a price that Buyer does not receive or retain, the price shall be reduced accordingly, and Seller will refund to Buyer or Buyer may at its option recoup any previous excess payment against subsequent payments.

6.3 **NGL Value.** The net value of any recovered NGLs attributable to Seller will be weighted average sales price received by Buyer for any NGL products marketed by Buyer or Buyer's Designee from Buyer's Facilities during the applicable accounting period, less a local fractionation fee with respect to locally fractionated volumes (as of the Effective Date, $0.06 per gallon NGLs, and subject to adjustment from time to time by Buyer or Buyer's Designee)(the "Local Frac Fee") as determined at the inlet to the fractionator, and less any applicable transportation, storage or fractionation fees incurred by Buyer for any NGL products not sold locally; except that, with respect to any NGLs delivered into the Overland Pass Pipeline (OPPL) or the Wattenberg Pipeline, the net value shall be calculated on the basis of the midpoint of the daily high/low spot price by component as reported for the Conway In-Well Spot Gas Liquids Price published by the Oil Price Information Service (or in its absence, a comparable successor publication designated by Buyer), less the Local Frac Fee for all volumes fractionated locally and less any applicable transportation, storage or fractionation fees incurred by Buyer for all volumes transported on the OPPL and Wattenberg Pipeline. Buyer may add processing capacity to Buyer's Facilities to handle increased volumes of gas, and may require additional outlets for interstate transportation capacity. If, under such circumstances, Buyer delivers NGL products into interstate pipelines other than or in addition to the OPPL and Wattenberg Pipeline, then Buyer will calculate the net NGL Value for volumes delivered into such other interstate pipelines using the same approach set forth herein for NGL volumes delivered into the OPPL or the Wattenberg Pipeline.

6.4 **Allocation of Residue Gas and NGLs.** Buyer will determine the Residue Gas and NGLs allocated to Seller according to the following calculations.

(a) **Residue Gas Allocable to Seller.** The MMBtus of Residue Gas allocable to Seller's Gas will be the gross MMBtus delivered by Seller at the Delivery Point from which the following shall be deducted: (i)

5.00% of such gross MMBtus, which percentage shall be attributed to Fixed Field Fuel, Loss and Unaccountables, (ii) any MMBtus attributable to Seller's share of NGLs, which shall be determined according to the fixed recovery percentages set forth in Section 6.4(b); and (iii) 2.00% of the MMBtus of Residue Gas remaining after processing at the plant, which shall be attributed to plant fuel usage.

(b) **Fixed Recovery of NGLs.** The NGLs attributable to Seller's Gas shall be determined by the following fixed recovery factors expressed as a percentage of the Delivery Point volumes:

Natural Gas Liquid Component	**Percentage**
Ethane (c2)	45%
Propane (c3)	76%
Iso-Butane (ic4)	87%
Normal Butane (nc4)	87%
Pentanes Plus (c5+)	85%

Seller's share of NGLs at each Delivery Point shall be determined by multiplying the theoretical gallons per Mcf of Gas for each of the above components by the above recovery percentage for such component.

7. **TERM.** This Contract shall be effective as of the date of first delivery and shall continue and remain in full force and effect for primary term of ten (10) years following such effective date, and from month to month thereafter unless canceled by either party as of the end of the primary term or at the end of any month following the primary term by giving the other party at least 30 days' advance written notice of termination.

8. **ADDRESSES AND NOTICES.** Either party may give notices to the other party by first class mail postage prepaid, by overnight delivery service, or by facsimile with receipt confirmed at the following addresses or other addresses furnished by a party by written notice. Any telephone numbers below are solely for information and are not for Contract notices. The parties opt out of electronic delivery of notices and amendments under this Contract, except that notices and hand-signed amendments may be delivered by facsimile with receipt confirmed as stated above.

Notices to Seller – Correspondence:

Continental Resources, Inc.
Attn: Gas Marketing Department
20 N. Broadway, Oklahoma City, OK 73102
Phone: 405-234-9461 (Contract Administration)
Fax: 405-234-9187
Email: gasmarketinggroup@clr.com

Payments to Seller:

Account Name:
Continental Resources, Inc.
Operating Account
PO Box 268835
Oklahoma City, OK 73126

Account #103690174968

Bank Name:
US Bank
950 17th St.
Denver, CO 80202

ABA
102000021

Remittance Detail:
pmtremittance@clr.com

Notices to Buyer – Billings & Statements:	DCP Midstream, LP Attn: Revenue Accounting 6120 S. Yale, Suite 1100 Tulsa, OK 74136 Phone: (888) 492-3331 Fax: (918) 524-0987
Buyer - Correspondence	DCP Midstream, LP Attn: Contract Administration 370 17th Street, Suite 2500 Denver, CO 80202 Phone: (303) 605-1771 Fax: (303) 605-1671
Buyer – Division Orders:	DCP Midstream, LP Attn: Division Orders 6120 S. Yale, Suite 1100 Tulsa, OK 74136 Phone: (888) 492-3331 Fax: (918) 524-0997

9. CONFLICTING PROVISIONS. In all cases of conflict or inconsistency between the terms contained in the main body of this Contract and the terms contained in any Exhibit to this Contract, the terms contained in the main body of this Contract shall control.

The parties have signed this Contract by their duly authorized representatives as of the date first stated above.

CONTINENTAL RESOURCES, INC.

By W. Jeff Cloud

Title VP, Natural Gas Marketing

Signed on

Seller

DCP MIDSTREAM, LP

By

Title Sr Vice President - North

Signed on 02/19/2013

Buyer

Signature Sheet for Gas Purchase Contract
Dated as of December 1, 2011

EXHIBIT A to GAS PURCHASE CONTRACT
Between CONTINENTAL RESOURCES, INC. as Seller and
DCP MIDSTREAM, LP as Buyer

Dated as of December 1, 2011

GENERAL TERMS & CONDITIONS

A. DEFINITIONS

Except where the context indicates a different meaning or intent, and whether or not capitalized, the following terms will have meanings as follows:

(a) Affiliate – a company (i) in which a party owns directly or indirectly 50% or more of the issued and outstanding voting stock or other equity interests; (ii) which owns directly or indirectly 50% or more of the issued and outstanding voting stock or equity interests of the party; and (iii) in which a company described in (ii) owns, directly or indirectly, 50% or more of the issued and outstanding voting stock or other equity interests.

(b) Btu – British thermal unit. MMBtu – one million Btus.

(c) Buyer's Facilities – the gas delivered by Seller will be gathered in gathering systems and may be redelivered to a gas processing plant or plants for the removal of NGLs together with gas produced from other properties. The gathering systems and plant or plants, or successor facilities, are "Buyer's Facilities" whether owned by Buyer, an Affiliate of Buyer, or an unaffiliated third party. No facilities downstream of the processing plant or plants other than short connecting lines to transmission lines are included in "Buyer's Facilities."

(d) Day – a period of 24 consecutive hours beginning and ending at 9:00 a.m. local time, or other 24 hour period designated by Buyer and a downstream pipeline.

(e) Delivery Points – whether one or more, see Sections 2, B.1, and B.2.

(f) Force Majeure – see Section H.2 below.

(g) Gas or gas – all natural gas that arrives at the surface in the gaseous phase, including all hydrocarbon and non-hydrocarbon components, casinghead gas produced from oil wells, gas well gas, and stock tank vapors.

(h) GPM – NGL gallons per Mcf.

(i) Inferior Liquids – Mixed crude oil, slop oil, salt water nuisance liquids, condensate or "drip," and other liquids recovered by Buyer in its gathering system or at plant inlet receivers. Buyer will retain revenues from Inferior Liquids to defray costs of treating and handling; Buyer will not allocate or pay for those liquids.

(j) Mcf – 1,000 cubic feet of gas at standard base conditions of 60°F and 14.73 psia.

(k) MMcf – 1,000 Mcf.

(l) Month or month – a calendar month beginning on the first Day of a Month.

(m) NGL or NGLs – natural gas liquids (other than Inferior Liquids), or ethane and heavier liquefiable hydrocarbons separated from gas during processing and any incidental methane retained in NGLs after processing.

(n) psi – pounds per square inch; psia – psi absolute; psig – psi gauge.

(o) Residue Gas – merchantable hydrocarbon gas available for sale from Buyer's Facilities remaining after processing, and hydrocarbon gas resold by Buyer without first being processed.

(p) TF&S – NGL transportation, fractionation, and storage.

"Capitalized terms used in this Exhibit A and not defined herein shall have the meaning given them in the main body of this Contract."

B. DELIVERY DATE; COMPRESSION

B.1 Connected Sources Delivery Date. As to committed sources of production already connected to Buyer's Facilities, deliveries under this Contract will commence as of the Contract date.

B.2 Additional Sources. As to sources not yet connected, Seller will commence and complete with due diligence the construction of the facilities necessary to enable Seller to deliver the committed gas at the Delivery Points, and Buyer will cause prompt commencement and complete with due diligence construction of the facilities necessary and economically feasible in Buyer's sole discretion to enable Buyer or its gas gathering contractor to receive deliveries of gas at the Delivery Points. If Buyer determines it is not economically feasible to construct the facilities, Seller will have the option to construct facilities necessary to deliver gas into Buyer's then existing facilities. If neither Buyer nor Seller elect to construct the necessary facilities, either party may cancel this Contract as to the affected gas upon 30 Days advance written notice to the other.

B.3 Delivery Rates. Under normal conditions, Seller and Buyer will deliver and receive gas at reasonably uniform rates of delivery. Seller will have agents or employees available at all reasonable times to receive advice and directions from Buyer for changes in the rates of delivery of gas as required from time to time.

B.4 Options to Compress. If Seller's Wells become incapable of delivering gas into Buyer's Facilities, and the average monthly operating pressure on Buyer's Facilities at the Delivery Point(s) is more than 150 Psig and less than 300 Psig, then Seller shall use commercially

reasonable efforts to install compression sufficient to enable deliveries of Seller's gas into Buyer's Facilities, provided that Buyer shall share costs of such compression per Section 3(b)..

C. RESERVATIONS

C.1 **Reservations of Seller.** Seller reserves the following rights with respect to its interests in the oil and gas properties committed by Seller to Buyer under this Contract together with sufficient gas to satisfy those rights:

(a) To operate the oil and gas properties free from control by Buyer as Seller in Seller's sole discretion deems advisable, including without limitation the right, but never the obligation, to drill new wells, to repair and rework old wells, renew or extend, in whole or in part, any oil and gas lease covering any of the committed properties, and to abandon any well or surrender any oil and gas lease, in whole or in part, when Seller no longer deems it capable of producing gas in paying quantities under normal methods of operation.

(b) To use gas for developing and operating the committed oil and gas properties and to fulfill obligations to Seller's lessors for those properties.

(c) To pool, combine, and unitize any of Seller's oil and gas properties with other properties in the same field, and to alter pooling, combinations, or units; this Contract will then cover Seller's allocated interest in unitized production insofar as that interest is attributable to the oil and gas properties committed under this Contract, and the description of the property committed will be considered to have been amended accordingly.

C.2 **Seller's Exception to Reservations.** Notwithstanding Section C.1, Seller will not engage in any operation, including without limitation reinjection, recycling, flaring or curtailment, that would materially reduce the amount of gas available for sale to Buyer except upon 120 Days advance written notice to Buyer, or as much advance notice as is feasible under the circumstances. If Seller ceases or materially curtails deliveries to Buyer under this Section C, the Contract term will be extended by the duration of the interruptions and curtailments. Buyer is entitled to collect, and if it does so will own and pay Seller the Contract price for any NGLs that condense or are manufactured from Gas during any of Seller's operations, excluding crude oil and distillate recovered from gas by conventional type mechanical separation equipment and not delivered to Buyer.

C.3 **Buyer's Reservations.** (a) In the event gas volumes available for delivery from any of Seller's Wells hereunder become uneconomic to Buyer in the exercise of Buyer's sole reasonable judgment, notwithstanding any other provision of this Contract requiring Seller to pay a low-volume fee, Buyer reserves the right to release from dedication to this Contract the affected Well(s) and the Leases to the extent of the drilling and spacing unit(s) corresponding to such Well(s).

(b) If, in the sole opinion of Buyer, any of Buyer's Facilities is or becomes uneconomic to operate due to its volume, quality, NGLs content of the gas, governmental regulation or any other cause, Buyer reserves the right to either modify or suspend operation thereof, in which case Buyer shall not be obligated to take delivery of, or may cease processing all or any portion of Seller's gas from all or any of the Delivery Points, so long as such condition exists, provided that Buyer notifies Seller in writing of such suspension or modification of operations. If Buyer suspends operations of any or all of Buyer's Facilities due to uneconomic conditions, Seller may request the release from this Contract the gas volumes available for delivery from any of Seller's affected Wells and the affected leases to the extent of the drilling and spacing unit(s) corresponding to such affected Well(s) by written notice to Buyer. For the purposes hereof, *"uneconomic operation"* shall be defined as circumstances under which Buyer's share of net operating revenues (the sum of Buyer's percentage of revenues attributable to sales of NGLs and Residue Gas) from any or all of Buyer's Facilities is insufficient to offset actual operating costs thereof.

D. METERING AND MEASUREMENT

D.1 **Buyer to Install Meters.** Buyer will own, maintain, and operate orifice meters or other measuring devices of standard make at or near the Delivery Points. Except as otherwise stated in this Section D, Buyer will install orifice meters or other measurement devices and compute volumes in accordance with accepted industry practice. A party providing compression facilities will also provide sufficient pulsation dampening equipment to prevent pulsation from affecting measurement at the Delivery Points. The parties may use electronic recording devices. Seller will have access to Buyer's metering equipment at reasonable hours, but only Buyer will calibrate, adjust, operate, and maintain it.

D.2 **Unit of Volume.** The unit of volume will be one cubic foot of gas at a base temperature of 60° F. and at a pressure base of 14.73 psia. Computations of volumes will follow industry accepted practice.

D.3 **Pressure, Temperature.** Buyer may measure the atmospheric pressure or may assume the atmospheric pressure to be 12.3 psia. Buyer may determine the gas temperature by using a recording thermometer; otherwise, the temperature will be assumed to be 60° F. The specific gravity will be determined annually, or more often as Buyer deems advisable.

D.4 **Check Meters.** Seller may install, maintain, and operate in accordance with accepted industry practice at its own expense pressure regulators and check measuring equipment of standard make using separate taps. Check meters shall not interfere with operation of Buyer's equipment. Buyer will have access to Seller's check

measuring equipment at all reasonable hours, but only Seller will calibrate, adjust, operate, and maintain it.

D.5 <u>**Meter Tests.**</u> Once every six months, Buyer will verify the accuracy of Buyer's measuring equipment, and Seller or its lease operator will verify the accuracy of any check measuring equipment. Internal meter tube inspections will be performed once every 5 years. If Seller's lease operator or Buyer notifies the other that it desires a special test of any measuring equipment, they will cooperate to secure a prompt verification of the accuracy of the equipment. If either party at any time observes a variation between the delivery meter and the check meter, it will promptly notify the other, and both will then cooperate to secure an immediate verification of the accuracy of the equipment. Buyer will give Seller's lease operator reasonable advance notice of the time of all special tests and calibrations of meters and of sampling for determinations of gas composition and quality, so that the lease operator may have representatives present to witness tests and sampling or make joint tests and obtain samples with its own equipment. Seller will give or cause its lease operator to give reasonable advance notice to Buyer of the time of tests and calibrations of any check meters and of any sampling by Seller for determination of gas composition and quality.

D.6 <u>**Correction of Errors.**</u> If at any time any of the measuring or testing equipment is found out of service or registering inaccurately in any percentage, the measuring party will adjust it promptly to read accurately within the limits prescribed by the manufacturer. If any measuring equipment is found to be inaccurate or out of service by an amount exceeding the greater of (i) 2.0 percent at a recording corresponding to the average hourly rate of flow for the period since the last test, or (ii) 100 Mcf per month, the measuring party will correct previous readings to zero error for any known or agreed period. Buyer will determine the volume of gas delivered during that period by the first feasible of the following methods:

(i) Using the data recorded by any check measuring equipment if registering accurately;
(ii) Correcting the error if the percentage of error is ascertainable by calibration, test, or mathematical calculation; or
(iii) Using deliveries under similar conditions during a period when the equipment was registering accurately.

No adjustment will be made for inaccuracies unless they exceed the greater of (i) 2.0 percent of affected volumes, or (ii) 100 Mcf per month.

D.7 <u>**Meter Records.**</u> The parties will preserve for a period of at least two years all test data, charts, and similar measurement records. The parties will raise metering questions as soon as practicable after the time of production. No party will have any obligation to preserve metering records for more than two years except to the extent that a metering question has been raised in writing and remains unresolved.

E. DETERMINATION OF GAS COMPOSITION, GRAVITY, AND HEATING VALUE

At least bi-annually, Buyer will obtain a representative sample of Seller's gas delivered at each Delivery Point; Buyer may use spot sampling, continuous samplers, or on-line chromatography. By chromatography or other accepted method in the industry, Buyer will determine the composition, gravity, and gross heating value of the hydrocarbon components of Seller's gas in Btu per cubic foot on a dry basis at standard conditions, then adjust the result for the water vapor content of the gas (by either the volume or Btu content method) using an industry accepted practice. No heating value will be credited for Btus in H_2S or other non-hydrocarbon components. Buyer will make the first determination of Btu content for Seller's deliveries within a reasonable time after deliveries of gas begin. If Buyer uses a continuous sampler or on-line chromatography, the determinations will apply to the gas delivered while the sampler was installed. If not, the determination will apply until the first Day of the month following the next determination. A copy of all Gas analysis will be provided to Seller.

F. QUALITY OF GAS

F.1 <u>**Quality Specifications.**</u> The gas shall be merchantable natural gas, at all times complying with the following quality requirements. The gas shall be commercially free of crude oil, water in the liquid phase, brine, air, dust, gums, gum-forming constituents, bacteria, and other objectionable liquids and solids, and not contain more than:

(a) 4 parts per million H_2S.
(b) 20 parts per million total sulfur including not more than one quarter grains of mercaptan per 100 cubic feet.
(c) 2.75 mole percent of carbon dioxide.
(d) 3.00 mole percent of nitrogen.
(e) 10 parts per million by volume of oxygen, and not have been subjected to any treatment or process that permits or causes the admission of oxygen, that dilutes the gGas, or otherwise causes it to fail to meet these quality specifications.
(f) 5 mole percent of combined carbon dioxide, nitrogen, and oxygen.

The gas shall:
(g) Not exceed 120°F in temperature at the Delivery Point.
(h) Have a total heating value of at least 1100 Btus per cubic foot at the Delivery Point.

(i) If a third party pipeline receiving the gas delivered has more stringent quality specifications than those stated above, other than those set forth in (g) and (h) above, Seller's gas shall conform to the more stringent pipeline quality standard. .

F.2 Quality Tests. Buyer will make determinations of conformity of the gas with the above specifications using procedures generally accepted in the gas industry as often as Buyer reasonably deems necessary. If in the lease operator's judgment the result of any test or determination is inaccurate, Buyer upon request will again conduct the questioned test or determination. Seller will bear the costs of the additional test or determination unless it shows the original test or determination to have been materially inaccurate.

F.3 Separation Equipment. Seller will employ only conventional mechanical separation equipment at all production sites covered by this Contract. Low temperature, absorption, and similar separation facilities are not considered conventional mechanical separation equipment. Except for liquids removed through operation of conventional mechanical separators and except for removal of substances as required to enable Seller to comply with this Section F, Seller will remove no components of the gas prior to delivery to Buyer.

F.4 Rights as to Off Specification Gas.

(a) If any of the gas delivered by Seller fails to meet the quality specifications stated in this Section, Buyer may at its option accept delivery of and pay for the gas or discontinue or curtail taking of gas at any Delivery Point whenever its quality does not conform to the quality specifications. If Buyer accepts delivery of off specification gas from Seller or incurs costs relating to inferior gas quality in its gathering system, Buyer may deduct from the proceeds otherwise payable a reasonable fee for monitoring the gas quality and treating and handling the gas. Buyer typically adjusts gas quality deduction levels annually, but may do so more often if needed.

(b) If Buyer is declining to take off quality gas, Seller will make attempt to bring Seller's Gas up to the quality specifications or may by written notice to Buyer request a release of the affected gas from commitment under this Contract. In response, Buyer will within 15 Days either (i) waive its right to refuse to take the affected off quality gas (subject to its right to recoup treating costs under this Section F) and again take gas from the affected sources, or (ii) release the affected Gas sources from commitment under this Contract.

G. BILLING AND PAYMENT

G.1 Statement and Payment Date. Buyer will furnish to Seller on or before the last Day of each month a statement showing the volume of gas delivered by Seller during the previous month and Buyer's calculation of the amounts due under this Contract for the previous month's deliveries. Buyer will pay Seller on the last Day of each month, or on the next business day if that day is not a business day, for all gas delivered during the preceding month. As between the parties, late payments by Buyer and recoupments/refunds from Seller will carry simple interest at the lower of (a) the then-effective prime rate of interest published under "Money Rates" int the *Wall Street Journal,* plus 2% per annum or (b) the maximum lawful interest rate; provided that no interest will accrue as to monthly principal amounts of less than $1,000 due for less than one year when paid. The parties waive any rights to differing interest rates. Except as limited in Section G.2 below, Buyer may recover any overpayments or collect any amounts due from Seller to Buyer for any reason at any time under this or other transactions by deducting them from proceeds payable to Seller under this Contract.

G.2 Audit Rights; Time Limit to Assert Claims.

(a) Each party will have the right during reasonable business hours to examine the books, records and charts, measurement and quality data of the other party to the extent necessary to verify performance of this Contract and the accuracy of any payment, statement, charge, or computation upon execution of a reasonable confidentiality agreement. If any audit examination or review of the party's own records reveals an inaccuracy in any payment, Buyer will promptly make the appropriate adjustment.

(b) No adjustment for any billing or payment shall be made, and payments shall be final after the lapse of two years from their due date except as to matters that either party has noted in a specific written objection to the other party in writing during the two year period, unless within the two year period Buyer has made the appropriate correction. However, Seller's responsibilities for severance taxes and third party liabilities and related interest are not affected by this subsection.

(c) No party will have a right to recoup or recover prior overpayments or underpayments that result from errors that occur in spite of good faith performance if the amounts involved do not exceed $10/month/meter. Either party may require prospective correction of such errors.

G.3 Metering Records Availability. Buyer will not be required to furnish gas volume records relating to electronic recording devices for gas meters other than daily volume information unless there are indications the meter was not operating properly.

H. FORCE MAJEURE

H.1 Suspension of Performance. If either party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Contract, other than to make payments due, the obligations of that party, so far as they are affected by Force Majeure, will be suspended during the continuance of any inability so caused, but for no longer period.

H.2 Force Majeure Definition. "Force Majeure" means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades,

insurrections, riots, epidemics, landslides, lightning, earthquakes, storms, floods, washouts, arrests and restraints of governments and people, civil disturbances, fires, explosions, breakage or accidents to machinery or lines of pipe, freezing of wells or lines of pipe, partial or entire failure of wells or sources of supply of gas, inability to obtain at reasonable cost servitudes, right of way grants, permits, governmental approvals or licenses, inability to obtain at reasonable cost materials or supplies for constructing or maintaining facilities, and other causes, whether of the kind listed above or otherwise, not within the control of the party claiming suspension and which by the exercise of reasonable diligence the party is unable to prevent or overcome.

H.3 **Labor Matters Exception.** The settlement of strikes or lockouts will be entirely within the discretion of the party having the difficulty, and settlement of strikes, lockouts, or other labor disturbances is not required when the affected party considers it inadvisable.

I. WARRANTY OF TITLE

Seller warrants that it has good title and/or processing rights to the gas, which shall be delivered, free and clear of any and all liens, encumbrances, and claims, and that Seller has good right and lawful authority to sell the same. Seller grants to Buyer the right to process Seller's gas for extraction of NGLs and other valuable components. If Seller's title or right to receive any payment is questioned or involved in litigation, Buyer will have the right to withhold the contested payments without interest until title information is received, during the litigation, until the title or right to receive the questioned payments is freed from question, or until Seller furnishes security for repayment acceptable to Buyer. Without impairment of Seller's warranty of title to gas and gas processing rights, if Seller owns or controls less than full title to the gas delivered, Buyer will make payments only in the proportion that Seller's interest bears to the entire title to the gas.

J. ROYALTY AND OTHER INTERESTS

Seller is responsible for all payments to the owners of all working interests, mineral interests, royalties, overriding royalties, bonus payments, production payments, and the like that are attributable to Seller's Gas. Buyer assumes no liabilities or duties to Seller's working or mineral interest, royalty, or other interest owners under this Contract.

K. SEVERANCE AND SIMILAR TAXES

K.1 **Included in Price.** Reimbursement to Seller for Seller's full liability for severance and similar taxes levied upon Seller's gas production is included in the prices payable under this Contract, regardless of whether some included interests may be exempt from taxation.

K.2 **Tax Responsibilities and Disbursements.** Seller shall bear, and unless otherwise required by law, will pay to taxing authorities all severance, production, excise, sales, gross receipts, occupation, and other taxes imposed upon Seller with respect to the gas on or prior to delivery to Buyer. Buyer will bear and pay all taxes imposed upon Buyer with respect to the gas after delivery to Buyer.

L. INDEMNIFICATION AND RESPONSIBILITY FOR INJURY OR DAMAGE

L.1 **Title, Royalty, and Severance Taxes. SELLER RELEASES AND AGREES TO DEFEND, INDEMNIFY, AND SAVE BUYER, ITS AFFILIATES, AND THEIR OFFICERS, EMPLOYEES, AND AGENTS HARMLESS FROM AND AGAINST ALL CLAIMS, CAUSES OF ACTION, LIABILITIES, AND COSTS (INCLUDING REASONABLE ATTORNEYS' FEES AND COSTS OF INVESTIGATION AND DEFENSE) RELATING TO (a) SELLER'S TITLE TO GAS AND GAS PROCESSING RIGHTS, (b) PAYMENTS FOR WORKING, MINERAL, ROYALTY AND OVERRIDING ROYALTY AND OTHER INTERESTS, AND (c) SALES, SEVERANCE, AND SIMILAR TAXES, THAT ARE THE RESPONSIBILITY OF SELLER UNDER SECTIONS I, J, AND K ABOVE.**

L.2 **Responsibility for Injury or Damage. As between the parties, Seller will be in control and possession of the gas deliverable hereunder and responsible for any injury or damage relating to handling or delivery of gas until the gas has been delivered to Buyer at the Delivery Points; after delivery, Buyer will be deemed to be in exclusive control and possession and responsible for any injury or damage relating to handling or gathering of gas. THE PARTY HAVING RESPONSIBILITY UNDER THE PRECEDING SENTENCE SHALL RELEASE, DEFEND, INDEMNIFY, AND HOLD THE OTHER PARTY, ITS AFFILIATES, AND THEIR OFFICERS, EMPLOYEES, AND AGENTS HARMLESS FROM AND AGAINST ALL CLAIMS, CAUSES OF ACTION, LIABILITIES, AND COSTS (INCLUDING REASONABLE ATTORNEYS' FEES AND COSTS OF INVESTIGATION AND DEFENSE) ARISING FROM ACTUAL AND ALLEGED LOSS OF GAS, PERSONAL INJURY, DEATH, AND DAMAGE FOR WHICH THE PARTY IS RESPONSIBLE UNDER THIS SECTION; PROVIDED THAT NEITHER PARTY WILL BE INDEMNIFIED FOR ITS OWN NEGLIGENCE OR THAT OF ITS AGENTS, SERVANTS, OR EMPLOYEES.**

M. RIGHT OF WAY

Insofar as Seller's lease or leases permit and insofar as Seller or its lease operator may have any rights however derived (whether from an oil and gas lease, easement, governmental agency order, regulation, statute, or otherwise), Seller grants to Buyer and Buyer's gas gathering contractor, if any, and their assignees the right of free entry and the right to lay and maintain pipelines, meters, and any equipment on the lands or leases subject to this Contract as reasonably necessary in connection with the purchase or handling of Seller's gas. Upon written request from Buyer to Seller, Seller shall grant, in writing, to Buyer or Buyer's designee, recordable rights of ingress and egress as necessary or appropriate for the purposes of complying with the terms of this Contract. All pipelines, meters, and other equipment placed by Buyer or Buyer's contractors on the lands and leases will remain the property of the owner and may be removed by the owner at any time consistent with its obligations under this Contract. Without limitation, Buyer or its gathering contractor may disconnect and remove measurement and other facilities from any Delivery Point due to the operation of this Contract. Buyer agrees to indemnify and hold Seller harmless for any cost, expense, claim injury or damage of any kind (including attorney fees and court costs) arising from or related to Buyer's exercise of any rights granted by Seller under Seller's lease rights or other surface use rights, except to the extent arising or related to Seller's negligent or wrongful acts or omissions.

N. ASSIGNMENT

N.1 <u>**Binding on Assignees**</u>. Either party may assign this Contract. This Contract is binding upon and inures to the benefit of the successors, assigns, heirs, personal representatives, and representatives in bankruptcy of the parties, and, subject to any prior dedications by the assignee, shall be binding upon any purchaser of Buyer's Facilities and upon any purchaser of the properties of Seller subject to this Contract. Nothing contained in this Section will prevent either party from mortgaging its rights as security for its indebtedness, but security is subordinate to the parties' rights and obligations under this Contract.

N.2 <u>**Notice of Assignment**</u>. Seller will make any assignment or sublease of any oil and gas properties or any gas rights contracted to Buyer expressly subject to this Contract. No transfer of or succession to the interest of Seller, however made, will bind Buyer unless and until the original instrument or other proper proof that the claimant is legally entitled to an interest has been furnished to Buyer at its Division Order address noted in the Notices Section or subsequent address.

O. MISCELLANEOUS PROVISIONS

O.1 <u>**Governing Law**</u>. THIS CONTRACT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF COLORADO, without reference to those that might refer to the laws of another jurisdiction.

O.2 <u>**Default and Nonwaiver**</u>. A waiver by a party of any one or more defaults by the other in the performance of any provisions of this Contract will not operate as a waiver of any future default or defaults, whether of a like or different character.

O.3 <u>**Counterparts**</u>. This Contract may be executed in any number of counterparts, all of which will be considered together as one instrument, and this Contract will be binding upon all parties executing it, whether or not executed by all parties owning an interest in the producing sources affected by this Contract. Signed copies of this Contract and facsimiles of it shall have the same force and effect as originals.

O.4 <u>**Negotiations; Entire Agreement; Amendment; No Third Party Beneficiaries**</u>. The language of this Contract shall not be construed in favor of or against either party, but shall be construed as if the language were drafted mutually by both parties. This Contract constitutes the final and complete agreement between the parties. There are no oral promises, prior agreements, understandings, obligations, warranties, or representations between the parties relating to this Contract other than those stated herein. All waivers, modifications, amendments, and changes to this Contract shall be in writing and signed by the authorized representatives of the parties. The relations between the parties are those of independent contractors; this Contract creates no joint venture, partnership, association, other special relationship, nor any fiduciary obligations. There are no third party beneficiaries of Buyer's sales contracts or of this Contract.

O.5 <u>**Ratification and Third Party Gas**</u>. Notwithstanding anything contained herein to the contrary, Buyer has no duty under this Contract to purchase or handle gas attributable to production from interests of third parties that has been purchased by Seller for resale, except that Buyer will purchase Other WI Gas. "Other WI Gas" means gas attributable to working and mineral interests owned by third parties in wells operated by Seller that are subject to this Contract that Seller has the right to market under an operating agreement. If Buyer requests in writing that Seller obtain ratification of this Contract from owners of Other WI Gas, Seller will use reasonable commercial efforts to cause those Other WI Gas owners to execute and deliver to Buyer an instrument prepared by Buyer for the purpose of ratifying and adopting this Contract with respect to the owner's Other WI Gas, and the ratifying owner will become a party to this Contract with like force and effect as though the Other WI owner had executed this Contract as amended as of the time of the ratification, and the terms

of this Contract as then amended will become binding upon Buyer and the ratifying owner.

O.6 **Compliance with Laws and Regulations.** This Contract is subject to all valid statutes and rules and regulations of any duly constituted federal or state authority or regulatory body having jurisdiction. Neither party will be in default as a result of compliance with applicable laws and regulations.

O.7 **Fees and Costs; Damages.** If a breach occurs, the parties are entitled to recover as their sole and exclusive damages for breach of the price and quantity obligations under this Contract the price for gas taken by Buyer in the case of Seller and the lost margin less avoided costs in the case of Buyer. If mediation or arbitration is necessary to resolve a dispute other than one arising under the indemnification obligations of this Contract, each party agrees to bear its own attorneys' fees and costs of investigation and defense, and each party waives any right to recover those fees and costs from the other party or parties.

O.8 **Mutual Waiver of Certain Remedies.** Except as to the parties' indemnification obligations, NEITHER PARTY SHALL BE LIABLE OR OTHERWISE RESPONSIBLE TO THE OTHER FOR CONSEQUENTIAL OR INCIDENTAL DAMAGES, FOR LOST PRODUCTION, OR FOR PUNITIVE DAMAGES AS TO ANY ACTION OR OMISSION, WHETHER CHARACTERIZED AS A CONTRACT BREACH OR TORT, THAT ARISES OUT OF OR RELATES TO THIS CONTRACT OR ITS PERFORMANCE OR NONPERFORMANCE.

O.9 **Arbitration.** The parties desire to resolve any disputes that may arise informally, if possible. All disputes arising out of or relating to this Contract that are not resolved by agreement of the parties must be resolved using the provisions of this Section. If a dispute or disputes arise out of or relating to this Contract, a party shall give written notice of the disputes to the other involved parties, and each party will appoint an employee to negotiate with the other party concerning the disputes. If the disputes have not been resolved by negotiation within 30 Days of the initial dispute notice, or if the complaining party fails to send an initial dispute notice, the disputes shall be resolved by arbitration in accordance with the then current International Institute for Conflict Prevention and Resolution Rules for Non-Administered Arbitration and related commentary ("Rules") and this Section. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq., and the Rules, to the exclusion of any provision of state law inconsistent with them. The party seeking resolution shall initiate arbitration by written notice sent to the other party or parties to be involved. The parties shall promptly select one disinterested arbitrator with at least ten years' experience in the natural gas industry or ten years' experience with natural gas law, and not previously employed by either party or its Affiliates, and, if possible, shall be selected by agreement between the parties. If the parties cannot select an arbitrator by agreement within 30 Days of the date of the notice of arbitration, a qualified arbitrator will be selected in accordance with the Rules. If the disputes involve an amount greater than $500,000, they will be decided by a panel of three arbitrators with the above qualifications, one selected by each party, and the third selected by the party-appointed arbitrators, or in the absence of their agreement, pursuant to the Rules. The arbitrator(s) shall resolve the disputes and render a final award in accordance with the substantive law of the state referenced in Section O.1 above, "Governing Law." The arbitration award will be limited by Sections O.7, "Fees and Costs; Damages" and O.8 above, "Mutual Waiver of Certain Remedies." The parties intend case specific dispute resolution; either party may opt out of any attempted class action for all claims of any party related to this Contract. The arbitrator(s) shall state the reasons for the award in writing, and judgment on the arbitration award may be entered in any court having jurisdiction.

END OF EXHIBIT A TO
GAS PURCHASE CONTRACT

EXHIBIT B to GAS PURCHASE CONTRACT
Between CONTINENTAL RESOURCES, INC. as Seller and
DCP MIDSTREAM, LP as Buyer

Dated as of December 1, 2011

COMMITTED WELLS

WELD COUNTY, COLORADO

No.	Buyer's Meter No.	WELL NAME	LOCATION
1.	577395	Marconi 1-1H	Section 1-T7N-R62W
2.	577432	Perrin 1-10H	Section 10-T7N-R62W
3.	577428	Hahn 1-4H	Section 4-T7N-R62W
4.	577532	Staudinger 1-31H	Section 31-T8N-R61W
5.	577543	Dunn 1-13H	Section 13-T8N-R62W
6.	577542	Planck 1-14H	Section 14-T8N-R62W